                                                                     EXHIBIT 1.1

                            1,000,000 Common Shares

                Crawford Equipment & Engineering Company, Inc.

                            (a Florida corporation)

                            UNDERWRITING AGREEMENT
                            ----------------------

                              ----------, 1998

Discovery Capital Group, Inc.
7200 Aloma Avenue, Suite E
Winter Park, Florida 32792

Gentlemen:

     Crawford Equipment & Engineering Company, Inc. (the "Company") confirms its agreement with you (the "Underwriter"), with respect to the sale by the Company of up to 1,000,000 Shares of common stock (the "Shares"), $.0002 par value, and the employment of the Underwriter as the Company's exclusive agent to offer and sell to the public a minimum of 350,000 Shares and a maximum of 1,000,000 Shares on a "best efforts" basis. Such minimum and maximum represents, depending upon market conditions, no less than approximately 9% nor more than approximately 23% (assuming conversion of all outstanding convertible Notes but without giving effect the Warrant Purchase Agreement hereinafter described) of the total equity of the Company to be outstanding after the offering. The Shares will be offered to the public at a price (the "Initial Offering Price") of $7.25 per Share for total gross offering price of $7,250,000 maximum and $2,537,500 minimum.

     As more fully described hereinafter, upon completion of the offering, the Underwriter will be sold a Warrant to purchase up to a number of shares equal to 4% of the Shares sold to the public ("Warrant Shares") exercisable for a period of four years commencing one year after the Effective Date of the Registration Statement at 120% of the Initial Offering Price ("Underwriter's Warrant").

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (No. 333-56107) and a related preliminary prospectus for the registration of the Shares, under the Securities Act of 1933,as amended (the "1933 Act"), and has filed such amendments thereto, such amended preliminary prospectus pursuant to Rule 424(b) of the Act, a copy of each of each of which heretofore has been delivered to you. The registration statement was declared effective by the Commission on ________, 1998. The registration statement, as amended by the pre-effective amendment(s), (including exhibits previously filed or filed therewith) and the amended prospectus on file with the Commission at the time the registration statement becomes effective are hereinafter called the "Registration
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Statement" and the "Prospectus", respectively, except that if the prospectus filed by the Company pursuant to Rule 424(c) under the 1933 Act differs from the prospectus on file at the time the Registration Statement becomes effective, the term "Prospectus" shall refer to the Rule 424(c) prospectus from and after the time it is mailed to the Commission for filing.

     The Company understands that the Underwriter proposes to make a public offering of the Shares as soon as the Underwriter deems it advisable after the Registration Statement becomes effective. The Underwriter may, at its discretion, negotiate with other underwriters who shall be members in good standing of the National Association of Dealers, Inc. ("NASD") who acting severally would offer and sell portions of the Shares on a best efforts basis.

     SECTION 1.  Representations and Warranties.
                 ------------------------------

     (a)  The Company represents and warrants to the Underwriter as follows:

          (i) At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder (the "1933 Act Regulations") and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and at the time the Registration Statement becomes effective (unless the term "Prospectus" refers to the Rule 424(c) prospectus, in which case at the time it is mailed to the Commission for filing) and at Closing Time referred to in Section 2, the Prospectus will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Underwriter expressly for use in the Registration Statement or Prospectus.

          (ii) The accountants who certified the financial statements included in the Registration Statement are independent public accountants as required by the 1933 Act and the 1933 Act Regulations.

          (iii) The financial statements, related notes and supporting schedules included in the Registration Statement present fairly the financial position of the Company as and at the dates indicated and the results of its operations for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis; and the supporting schedules included in the

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Registration Statement, if any, present fairly the information required to be stated therein. There has been no adverse change or development involving a prospective change in the condition, financial or otherwise, or in the Prospectus, value, operation, properties, business or results of operations of the Company whether or not arising in the ordinary course of business, since the date of the financial statements included in the Registration Statement and the Prospectus.

     (iv) Since the respective dates as of which information is given in the Registration Statement, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, of the Company, or in the earnings, affairs or business prospects of the Company whether or not arising in the ordinary course of business, (B) there have been no material transactions entered into by the Company, and (C) there have been no dividends or distributions of any kind declared, paid or made by the Company on its capital stock.

     (v) The Company has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Florida with corporate power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which it owns or leases substantial properties or in which the conduct of its business requires such qualification except for such jurisdictions in which the failure to qualify in the aggregate would not have a material and adverse effect on the earnings, affairs or business prospects of the Company.

     (vi) The Company does not have any subsidiaries and does not own any interest in any other corporation, partnership, joint venture or other entity.

     (vii) The authorized, issued and outstanding capital stock of the Company is as set forth in the Registration Statement under "Capitalization;" the shares of issued and outstanding Common Stock and the Convertible Notes as set forth thereunder have been duly authorized and validly issued and are fully paid for and nonassessible; the Shares have been duly authorized for issuance and sale to the public pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth in Section 2 hereof, will be validly issued and fully paid and nonassessable; the Common Stock conforms to all the statements relating thereto contained in the Registration Statement; and the Shares, are not subject to preemptive rights.

     (viii) The Warrant Shares have been duly authorized for issuance and sale to the Underwriter substantially in the form filed as an Exhibit to the Registration Statement with such changes therein, if any, as may be agreed upon by the Company and the

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Underwriter or by their respective counsel all as set forth and subject to the provisions of Section 5 hereof.

     (ix) This Agreement and the transactions contemplated herein have been duly and validly authorized and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement, enforceable in accordance with its terms, except as enforceability of such agreements may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights.

     (x) The Company has good and marketable title to all properties and assets described in the Prospectus as owned by it free and clear of all liens, charges, encumbrances or restrictions, except such as are described or referred to in the Prospectus or are not materially significant or important in relation to the business of the Company; all of the leases and subleases under which the Company is the lessor or sublessor of properties or assets as lessee or sublessee, if any and as described in the Prospectus, are in full force and effect, and the Company is not in default in any material respect in respect of any of the terms or provision of any such leases or subleases, and to the best of the Company's rights to the continued possession of the leased or subleased premises or assets under any such lease or sublease.

     (xi) There is no pending or threatened, action, suit or proceeding to which the Company is a party before or by any court or governmental agency or body, which might result in any material adverse change in the condition (financial or other), business or prospects of the Company as a whole or might materially and adversely affect the properties or assets of the Company as a whole nor are there any actions, suits or proceedings against the Company related to environmental matters or related to discrimination on the basis of age, sex, religion or race; and no labor disturbance by the employees of the Company individually exists or is, to the knowledge of the Company, imminent which might be expected to materially and adversely affect the conduct of the business, property, operations, financial condition or earnings of the Company as a whole.

     (xii) The Company is not in violation of its charter documents or bylaws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness or in any contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Company is a party or by which it or any of its properties are bound; and the execution and delivery of this Agreement, the Warrant Purchase Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions herein contemplated will not conflict with, or result in a breach of any of the terms, conditions or provisions of, or

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constitute a default under, the charter documents or bylaws of the Company or any material bond, debenture, note or other evidence of indebtedness or any contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Company is a party of by which it or any of its properties are bound, or relate in any material violation by the Company of any law, administrative regulation or court decree.

     (xiii) The Company is not in violation of its charter documents or bylaws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness or in any contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Company is a party or by which it or any of its properties are bound; and the execution and delivery of this Agreement, the Warrant Purchase Agreement, the occurrence of the obligations herein set forth and the consummation of the transactions herein contemplated will not conflict with, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the charter documents or bylaws of the Company or any material bond, debenture, note or other evidence of indebtedness or any contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Company is a party or by which it or any of its properties are bound, or result in any material violation by the Company of any law, administrative regulation or court decree.

     (xiv) Except as set forth in the Registration Statement and Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting, the Company which might result in any material and adverse change in the condition (financial or otherwise), business or prospects of the Company.

     (xv) There are no contracts or documents of the Company which would be required to be filed as exhibits to the Registration Statement by the 1933 Act or by the 1933 Act Regulations which have not been previously filed or filed as exhibits to the Registration Statement; each contract to which the Company is a party and which has been previously filed or filed as an exhibit to the Registration Statement is in full force and effect or has terminated in accordance with its terms or as set forth in the Registration Statement; and no party to any such contract has given notice of the cancellation of or has the intention to cancel any such contract.

     (xvi) The Company owns or possesses, or can acquire on reasonable terms, adequate patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names, government permits and copyrights necessary to conduct the business now operated by it, and the Company has not received

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any notice of infringement of or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially adversely affect the conduct of the business, operations, financial condition or income of the Company.

     (xvii) The Company possesses the franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders ("franchises") necessary to conduct the business now operated by it, and the Company has not received any notice of proceedings relating to the revocation or modification of any franchises which, singly or in the aggregate, if the subject of any unfavorable decision, ruling or finding, would materially adversely affect the conduct of the business, operations, financial condition or income of the Company.

     (xviii) Except as set forth in the Registration Statement, the Company maintains insurance, which is in full force and effect, of the types and in the amounts adequate for its businesses and in line with insurance maintained by similar companies and businesses, including but not limited to, insurance covering all personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against.

     (xix) There are no outstanding claims for services either in the nature of a finder's fee, brokerage fee or otherwise, with respect to this financing for which he Company or the Underwriter may be responsible.

     (xx) The Company has not taken, and will not take, directly or indirectly, any action designed to constitute or which has constituted or which might reasonably be expected to cause or result in the stabilization of the price of the Shares or a violation of Rule 10b-6 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or in a manipulation of the price of any security issued by the Company.

     (xxi) The Company has not at any time (i) made any contributions to any candidate for political office in violation of law, or failed to disclose fully any such contribution, or (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasipublic duties, other than payments required or allowed by applicable law.

     (xxii) Except as may be disclosed in the Prospectus, the Company has properly prepared and filed all necessary federal, state, local and foreign income and franchise tax returns, has paid all taxes shown as due thereon, has established adequate reserves for such taxes which are not yet due and payable, and does not have

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any tax deficiency or claims outstanding, proposed or assessed against it.

     (xxiii) On each closing date, all transfer or other taxes (other than income taxes) which may required to be paid in connection with the sale and issuance of the Securities, will have been fully paid or provided for by the Company and all laws imposing such taxes will have been fully compiled with.

     (b) Any certificate signed by any officer of the Company and delivered to the Underwriter or to counsel for the Underwriter shall be deemed a representation and warranty by the Company to the Underwriter as to the matters covered thereby.

     SECTION 2.  Sale and Delivery; Closing.  On the basis of the
                 --------------------------
representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to employ the Underwriter as its exclusive agent to sell to the public a minimum of 350,000 and a maximum of 1,000,000 Shares on a best efforts as exclusive agent for the Company to sell to the public the Shares.

     The Initial Offering Price shall be $7.25 per Share and the Underwriter shall receive a commission of .5075 for each Share sold which amount shall be deducted from the proceeds payable to the Company pursuant to the provisions of this Section.

     The agency between the Company and the Underwriter shall continue until all of the Shares are sold or until 90 days after the Effective Date of the Registration Statement, whichever event occurs first. This period may be extended up to an additional 30 days in the Underwriter's sole discretion.

     The agency is subject to release of the Underwriter as more fully described in Section 10(b) hereof (1) in the event of war; (2) in the event of any material change in the business; property or financial condition of the Company (of which events Underwriter shall be sole judge); (3) in the event of any action, suit or proceeding at law or in equity against the Company or by Federal, state or other political subdivision, the Commission, board or agency or court whereby any unfavorable decision could materially adversely affect the business, property, financial condition, income or prospects of the Company; or
(4) in the event of adverse market conditions of which the Underwriter is to be the sole judge.

     Prior to the termination of the agency, all proceeds received from the sale of the Shares will be deposited in an escrow account entitled "Crawford Equipment & Engineering Company/Escrow Account" with SunTrust,_________________, in accordance with Rule 15c2-4 under the 1934 Act. If all of the Shares are not sold following 90 days after the Effective Date of the Registration Statement (or up to an additional 30 days if extended in writing by

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the Underwriter), all proceeds received from the sale of the Shares will be returned to the respective purchasers in accordance with Rule 10b-9 under the 1934 Act.

     Payment of the purchase price for, and delivery of certificates for the Shares to be purchased by members of the public shall be made at the office of _____________________, or at such other place as shall be agreed upon by the Underwriter and the Company, at 9:00 a.m. Eastern Standard Time, on the business day set for closing in a notice from the Underwriter to the Company stating that not less than the minimum Shares have been sold or such other time not later than 30 business days after the completion of the sale of all of the Shares as shall be agreed upon by the Underwriter and the Company, (such time and date of payment and delivery being herein called "Closing Time"). Payment shall be made to the Company in an amount equal to the Initial Offering Price less the commission payable to the Underwriter multiplied by the number of Shares sold less the expense allowance set forth in Section 4 hereof by certified or bank cashier's check or were transfer payable to the order of the Company, against delivery to the Underwriter for the respective accounts of the members of the public who purchased the Shares of certificates for the Shares to be purchased by them. Certificates for the Shares shall be in such denominations and registered in such names as the Underwriter may request at or prior to Closing Time. The certificates for the Shares will be made available for examination and packaging by the Underwriter not later than 10:00 a.m. on the last business day prior to Closing Time.

     SECTION 3. Covenants of the Company. The Company covenants with the
                ------------------------
Underwriter as follows:

          (a) The Company will notify the Underwriter or its counsel immediately, and confirm the notice in writing, (i) of the effectiveness of the Registration Statement and any amendment thereto, (ii) of the receipt of any comments from the Commission,
              (iii) of any request by the Commission for any amendment or supplement to the Prospectus or for additional information, and
              (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. The Company will make every reasonable effort to prevent the issuance of any stock order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

          (b) The Company will give the Underwriter notice of its intention to file any amendment to the Registration Statement or any amendment or supplement to the Prospectus (including a prospectus filed pursuant

                                       8

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              to Rule 424(c) which differs from the prospectus on file at the time the Registration Statement becomes effective) and will not file any such amendment or supplement to which the Underwriter or counsel for the Underwriter shall reasonably object.

          (c) The Company will deliver to the Underwriter as many signed copies of the registration statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein) as the Underwriter many reasonable request and also deliver to the Underwriter a conformed copy of the registration statement as originally filed and of each amendment thereto (without exhibits filed therewith or incorporated by reference therein).

          (d) The Company will furnish to the Underwriter, from time to time during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as the Underwriter may reasonably request for the purposes contemplated by the 1933 Act or the 1933 Act Regulations.

          (e) If any event shall occur as a result of which it is necessary, in the opinion of counsel for the Underwriter to amend or supplement the Prospectus in order to make the Prospectus not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, the Company will forth with amend or supplement the Prospectus by preparing a furnishing to the Underwriter a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Prospectus (in form and substance satisfactory to counsel for the Underwriter), so that, as so amended or supplemented, the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a purchaser, not misleading.

          (f) The Company will endeavor, in cooperation with the Underwriter and counsel for the Underwriter, to do whatever is necessary to qualify or register the Shares, the Underwriter's Warrants and the Warrant Shares for offer and sale under the applicable securities laws of such states and other jurisdictions of the United States as the Underwriter may designate in its sole discretion, and will maintain such qualifications in effect for

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              as long as may be required for the distribution of such
              securities. The Company shall not, however, be obligated to file any general consent to service of process or to qualify as a foreign corporation or as dealer in securities in any jurisdiction in which it is not so qualified. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which the above securities have been qualified as above provided. The Company further agrees to provide the Underwriter with any information and to take any steps the Underwriter deems necessary to obtain the approval of the National Association of Securities Dealers, Inc. ("NASD") of the proposed offering.

          (g) The Company will make generally available to its security holders, in the manner contemplated by Rule 158(b) under the Securities Act, as soon as practicable, but not later than 90 days after the close of the period covered thereby, an earnings statements (in form complying with the provisions of Section 11(a) of the 1933 Act, which need not be certified by independent public accountants unless required by the 1933 Act or the 1933 Act Regulations) covering a twelve (12) month period beginning not later than the first day of the Company's fiscal quarter next following the effective date of the Registration Statement.

          (h) The Company for a period of three (3) years from the Effective Date of the Registration Statement shall hold meetings of its Board of Director at least quarterly, upon proper notice, with respect to which an agenda, financial report and minutes of the last meeting shall be mailed to each director prior thereto and a copy of said reports and minutes shall be furnished directly to the Underwriter; and as soon as the same shall be sent to the Company's shareholders, shall furnish directly to the Underwriter copies of any annual or interim reports of the Company to its shareholders, and it will, for the same period, also furnish to the Underwriter the following:

              (i) as soon as practicable after the end of each fiscal year, one copy of the annual independent public accountants' report, including therein the accountants' certificate, the consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, retained earnings and changes in financial position;

             (ii) copies of any report, application or document which the Company shall file with the Commission, the National Quotation Bureau, the National Association of Securities Dealers Automated Quotation System (NASDAQ), or any securities exchange; and

             (iii) as soon as the same shall be sent to shareholders, each communication which shall be sent to the Company's shareholders as a class; and

             (iv) the Company, shall provide the Underwriter with copies of the Company's daily transfer sheets if requested by Underwriter to do so.

         (i) The Company will apply the net proceeds for the sale of the Shares sold by it hereunder for the purposes set forth under "Use of Proceeds" in the Prospectus in substantially the amounts indicated hereunder and shall file such reports with the Commission with respect to the sale of the Shares and the application of the proceeds therefrom as may be required in accordance with Rule 463 under the Securities Act. At the Closing Time, the Company will deliver to the Underwriter a written intended schedule of expenditures of such proceeds and will report to the Underwriter in writing monthly on the actual expenditures thereof in at least as much detail as set forth under "Use of Proceeds" in the Prospectus
         (j) The Company will comply with the safeguards proposed for transient or "inadvertent" investment companies as set forth in rule 3a-2 of the Investment Company Act for temporary exclusion from its requirements.
         (k) For a period of (180 days or up to two (2) years) beginning on the Effective Date of the Registration Statement, the Company will not, issue any shares of Common Stock, except with the written consent of the Underwriter, such consent not to be unreasonably withheld. Additionally, for a period of two years, beginning on the Effective Date of Registration Statement, the Company shall not issue any warrants, options, or other rights to purchase or acquire Common Stock to any officer, director, or principal shareholder of the Company or any affiliate or associate thereof except with the written consent of the Underwriter, such consent not to be unreasonably withheld.
         (l) The Company agrees that no news releases or other publicity about the Company shall be issued without the prior written approval of the Underwriter's counsel prior to the Effective Date and for period of ninety (90) days thereafter.

          (m) The Company will prepare and file with the Commission a report on Form SR in accordance with the 1933 Act Regulations and will supply copies of the Form SR, and any amendments or supplements thereto, to the Underwriter and counsel for the Underwriter within five days of its filing with the Commission.
          (n) Within 30 days following the Closing Time, the Company will, if necessary, register its Common Stock under Section 12 (g) of the 1934 Act; will use its best efforts to cause the registration statement to become effective; and will supply copies of the Form 8-A, and any amendments or supplements thereto, to the Underwriter and counsel for the Underwriter within five days of its filling with the Commission.
          (o) For as long as the Common Stock is registered under the 1934 Act, the Company will comply in all material respects with the 1934 Act and the rules and regulations thereunder and will hold an annual meeting of shareholders for the election of directors within 180 days following the end of the Company's fiscal year.
          (p) The Company will obtain a CUSIP number for its Common Stock by the first day of trading of such securities and use its best efforts to have such securities listed on NASDAQ as soon as is practicable after such securities of the Company become eligible therefor, with NASDAQ symbols mutually agreeable to the Company and the Underwriter.
          (q) As soon as is practicable after its securities become eligible therefore, the Company will apply for listing in Moody's Over-the-Counter Industrial Manual and Standard & Poor's Corporation Description Manual.
          (r) Subject to the sale of all of the Shares, the Company shall appoint a transfer agent satisfactory to the Underwriter to transfer the Shares.
          (s) The Company will utilize its best efforts to obtain, at its expense, insurance against liabilities under all applicable securities laws and regulations in an amount at least equal to the gross offering price of the Shares, plus the cost of defending claims, which insurance will cover the Company, the Underwriter (and any other underwriters), the Company's counsel and Underwriter's counsel.
          (t) The Underwriter shall have a preferential right for a period of three (3) years from the Effective Date to purchase for its account or to sell for the account of the Company or any of its stockholders owning at least five percent (5%) of the Company's common stock either currently or immediately prior to the Effective Date of the Registration Statement (the "Principal Stockholders") any securities pursuant to a registration under the 1933 Act or otherwise. The Company and its Principal Stockholders will consult the Underwriter with regard to any such offering and will offer the Underwriter the opportunity to purchase or sell any such securities on terms not less favorable to the Company or its Principal Stockholders than they can secure elsewhere. If the Underwriter fails to accept in writing such proposal for financing made by the Company or its Principal Stockholders, within thirty (30) business days after the mailing of a notice containing such proposal by registered mail addressed to the Underwriter, then the Underwriter shall have no further claim or right with respect to the financing proposal contained in such notice. If, thereafter, such proposal is modified, the Company or its Principal Stockholders shall adopt the same procedure as with respect to the original proposal. Should the Underwriter not avail itself of such opportunity to act as underwriter, this will not affect any preferential rights for future financings hereunder. The Company agrees that any breach by the Company of the rights of first refusal granted herein shall be enforceable by the Underwriter through injunctive relief. The Company represents and warrants that no other person or entity has any right to participate in any offer, sale, or distribution or securities with respect to which the Underwriter shall have preferential right.

     Section 4  Payment of Expenses; Merger and Acquisition Agreement.
                -----------------------------------------------------

     (a) Whether or not this Agreement becomes effective or is terminated or the sale of the Shares to the Underwriters is consummated, the Company shall be responsible for and shall bear all expenses directly and necessarily incurred in connection with the public offering of the Shares, including but not limited to, the costs of preparing, printing and filing with the Commission the Registration Statements and amendments, post-effective amendments and supplements thereto; preparing, printing and delivering exhibits thereto and copies of the preliminary, final and supplemental prospectuses; preparing printing and delivering all underwriting and selling documents, including but not limited to this Agreement, any selling agreement, any agreement among underwriters, blue sky surveys and stock certificates; blue sky filing expenses and fees, (including counsel's fees and disbursements), NASD filing fees; and disbursements of Underwriter's counsel, and fees and disbursements of the transfer agent; the issuance and delivery of the Shares, the Underwriter's

Warrants and underlying shares; the fees and disbursements to its counsel and accountants; printing and delivery of appropriate copies of all of the foregoing as necessary or appropriate. The Company shall pay to the Underwriter a non-accountable expense allowance equal to three percent (3%) of the total proceeds of the offering of which approximately $52,000 all have been paid prior to the execution of this Agreement. If the public offering of the Shares is not completed because the Underwriter prevents its completion (except if such prevention is based upon a breach by the Company of any covenant, representation, warranty or agreement contained in this Underwriting Agreement), the Company shall not be liable for the expense allowance set forth in this Section, except that the Underwriter may in all events be reimbursed for or retain that portion actually expended by it. If the public offering of the Shares is not completed because the Company prevents it or because of a breach by the Company of any such covenants, representations, warranties or agreement contained in this Underwriting Agreement, the Company's liability for such expense allowance shall be equal to $52,000. The provisions of Section 6 and 10
(b) hereof shall control the matters set forth in the two (2) immediately preceding sentences.

     (b)  The Company hereby agrees with the Underwriter that:

          (i) That the Underwriter will be paid an finder's fee, of from five percent (5%) of the first $1,000,000 ranging in $1,000,000 increments down to two percent (2%) of the excess, if any, over $3,000,000 of the consideration involved in any transaction (including mergers, acquisitions, joint ventures, and any other business for the Company introduced by the Underwriter) consummated by the Company, in an "Introduced, Consummated Transaction", in which the Underwriter introduced the other party to the Company during a period ending five years from the Closing Time;

          (ii) That any such finder's fee due to the Underwriter will be paid in cash at the closing of the particular Introduced, Consummated Transaction for which the finder's fee is due.

     Section 5. Underwriter's Warrants
                ----------------------

     9. At the Closing Time, the Company will sell to the Underwriter, for a price of $100 (the "Underwriter's Warrants") a number of shares equal to 4% of the Shares sold to the Public ("Warrant Shares") exercisable for a period of four (4) years commencing one (1) year after the Effective Date at 120% of the Initial Offering Price. The Warrant Shares will in all respects be identical to the Shares sold to the public. The Underwriter's Warrants shall not be transferred, sold, assigned or hypothecated for one year after the Effective Date except that they may be assigned in whole or in part during such period to any officer or partner of the Underwriter, any other underwriter or member of the selling group. The Company agrees to register expeditiously on one (1) occasion the Underwriter's Warrants and will file a registration statement under the 1933 Act, covering such securities, within twenty (20) business days after receipt of such request provided that appropriate financial statements for the Company are or should be then available for inclusion in such registration statement in accordance with Commission Rules and Regulations. The request to register Underwriter Warrants may be made commencing two (2) years from the Effective Date and ending five (5) years from the Effective Date. In connection with the request the Company shall bear all expenses attendant to registering the securities up to a maximum of $12,000. In addition, for a period of six (6) years beginning one (1) year after the Effective Date the holders of the Underwriter's Warrants or the Warrant Shares shall have the right to include such securities as part of any other registration of securities filed by the Company and the Company agrees to give the holders thereof not less than thirty
(30) days written notice thereof, including any terms or conditions, prior to the filing of any such registration statement with the Commission.

     SECTION 6.  Conditions of Underwriter's Obligations.
                 ---------------------------------------
The obligations of the Underwriter hereunder are subject to the accuracy of the representations and warranties of the Company herein contained, to the performance by the Company of its obligations hereunder, and to the following further conditions:

          (a) The Registration Statement shall have become effective not later than 4:00 P.M., Orlando, Florida time, on the date hereof, or with the Underwriter's consent, at a later time and date not later, however, than 4:00 P.M., Orlando, Florida time, on the first business day following the date hereof, or at such later time and date as may be approved by the Underwriter; and at the Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission.

          (b) At closing time the Underwriter shall have received the favorable opinion, dated as of Closing Time, of Snyderburn, Rishoi & Swann, counsel for the Company, in form and substance satisfactory to counsel for the Underwriter, to the effect that:

               (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida;

               (ii) The Company has corporate power and authority to own, lease and operate its properties and conduct is business as described in the Registration Statement;

               (iii) The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which it owns or leases substantial properties or in which the conduct of its businesses requires such qualification, except for such jurisdictions in which the failure to qualify in the aggregate would not have an adverse effect on the earnings, affairs or business prospects of the Company;

               (iv) The Company does not have any subsidiaries and does not own any interest in any other corporation, partnership, joint venture or other entity;
               (v) The authorized, issued and outstanding capital stock of the Company is as set forth in the Registration Statement and the shares of issued and outstanding Common Stock set forth thereunder have been duly authorized and validly issued and are fully paid and nonassessable;

               (vi) The Shares have been duly authorized for issuance and sale to the public by the Underwriter as exclusive agent for the Company pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth in Section 2 hereof, will be validly issued and fully paid and nonassessable; and the issuance of the Shares is not subject to preemptive rights in others;

               (vii) The Underwriter's Warrant has been duly authorized for issuance and sale to the Underwriter and, when issued and delivered by the Company against payment of the consideration set forth in Section 5 hereof, will be validly issued and fully paid and nonassessable; the Warrant Shares have been duly reserved from the Company's authorized but unissued shares of Common Stock; and the issuance of Underwriter's Warrant is not subject to preemptive rights in others;

               (viii) This Agreement has been duly and validly authorized, and this Agreement has been duly executed and delivered by the Company, and this Agreement, when executed and delivered, will constitute a valid and binding agreement of the Company;

               (ix) The Registration Statement is effective under the 1933 Act and, after reasonable investigation to the best of such counsel's knowledge and information, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act or proceedings therefore initiated or threatened by the Commission;

              (x) Except as set forth in the Registration Statement and Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, after reasonable investigation to the best of such counsel's knowledge and information, threatened against or affecting, the Company, which might result in any material and adverse change in the condition (financial or otherwise), business or prospects of the Company, or might materially and adversely affect the properties or assets thereof;

              (xi) The Common Stock, and the Underwriter's Warrants conform to the descriptions thereof contained in the Registration Statement, and the certificates used to evidence all such securities are in due and proper form; and

              (xii) No authorization, approval or consent of any court or governmental authority or agency is required in connection with the sale of the Shares except as may be required under the 1933 Act and state securities laws;

          (c) At Closing Time there shall not have been, since the respective dates as of which information is given in the Registration Statement and the Prospectus, any material adverse change in the condition, financial or otherwise of the Company, or in the earnings, affairs or business prospects of the Company, whether or not arising in the ordinary course of business, and the Underwriter shall have received certificates of the President and Treasurer of the Company, dated as of Closing Time, to the effect that (I) except as set forth or contemplated in the Registration Statement, there has been no such material adverse change, (ii) that the other representations and warranties of the Company contained in Section 1 are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to closing Time, and (iv) that no stop order suspending the effectiveness of the Registration Statement has been issued and, to the best of such officers' knowledge, no proceedings for the purpose have been initiated or threatened by the Commission.

          (d) At the time of execution of this Agreement, the Underwriter shall have received a certificate in a form satisfactory to counsel for the Underwriter executed by the President of the Company and all of the members of the Board of Directors, attesting to the fact that each has read the Registration Statement and that it neither contains any material misstatements nor fails to state matters which are necessary to render the statements made in the Registration Statement not misleading.

          (e) At the time of the execution of this Agreement, the Underwriter shall have received from Rick Maloy, CPA, a letter dated such date, in form and substance satisfactory to the Underwriter, to the effect that (I) they are independent public accountants as required by the 1933 Act and the 1933 Act Regulations and the answer to Item 13 of the Registration Statement is correct insofar as it relates to them; (ii) it is their opinion that the financial statements included in the Registration Statement and covered by their opinion therein comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the 1933 Act Regulations; (iii) based upon the limited procedures set forth in detail in such letter, nothing has come to their attention which causes them to believe that (A) the audited financial statements of the Company as of December 31, 1997, the unaudited statements for the three (3) month period ended March 31, 1998, do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the 1933 Act Regulations or are not fairly presented in conformity with generally accepted accounting principles, or (B) during the period from March 31, 1998, to a specified date not more than five days prior to the date of this Agreement, there has been any change in the capital stock or funded debt of the Company, or any decrease in net current assets, net assets or stockholders' equity as compared with the amounts shown in the March 31, 1998 balance sheet or any decrease in total revenue or total or per share amounts of earnings of the Company, in each case except as set forth or contemplated in the Registration Statement; and (iv) they have read in the Registration Statement the information under "Capitalization" and "Dilution" and notes thereto and other information specified by the Company and have performed the procedures set forth in detail in such letter and found such amounts or information to be in agreement with the relevant accounting and financial records of the Company;

          (f) At Closing Time the Underwriter shall have received from Rick Maloy, CPA, a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than five days prior to Closing Time;

          (g) At Closing Time counsel for the Underwriter shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Shares as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as herein contemplated shall be satisfactory in form and substance to the Underwriter and counsel for the Underwriter.

     If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriter by written notice to the Company at any time or prior to Closing time, and such termination shall be without liability of any party to any other party except as provided in Section 4.

     SECTION 7. Indemnification
                ---------------

          (a) The Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act jointly and severally agree to indemnify and hold harmless the Underwriter and each person, if any, who agrees to participate in the offering of the Shares, to the extent such indemnification is permissable as follows:

              (i) against any and all loss, liability, claim, damage and expense whatsoever arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact, contained in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or the Prospectus (or any amendment or supplement thereto);

              (ii) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by and governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the prior written consent of the Company; and

                   (iii) against any and all expense whatsoever (including the fees and disbursements of counsel chosen by the Underwriter) reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above.

             (b) The Underwriter agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act to the extent such indemnification if permissable against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

             (c) Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify any indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action. In no event shall the indemnifying parties be liable for the fees and expenses or more than one counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

          SECTION 8.  Contribution.  In order to provide for just and equitable
                      -------------
     contribution in circumstances in which the indemnity agreement provided for in Section 7 is for any reason held to be unenforceable by the Underwriter or the

Company although applicable in accordance with its terms, the Company and the Underwriter shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company or the Underwriter, in such proportions that the Underwriter is responsible for that portion which equals 10% thereon and the Company is responsible for the balance; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any who controls the Company within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as the Company.

     SECTION 9. Representations, Warranties and Agreements to Survive Delivery.
                --------------------------------------------------------------
All representations, warranties and agreements contained in this Agreement or contained in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the Company, and shall survive delivery of the Shares to the Underwriter.

     SECTION 10. Termination of Agreement.
                 ------------------------

          (a) The Underwriter, by notice to the Company, or the Company by notice to the Underwriter, may terminate this Agreement without cause at any time prior to the earlier of (I) the time the Shares are released by the Underwriter for sale, or (ii) 4:00 P.M., Eastern Standard time, on the first business following the date on which the Registration Statement becomes effective.

          (b) The Underwriter may also terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the respective dates as of which information is given in the Registration Statement, any material adverse change in the condition, financial or otherwise of the Company or in the earnings, affairs or business prospects of the Company, whether or not arising in the ordinary course of business, or (ii) if there has occurred any outbreak of hostilities or other calamity or crisis or any other market conditions of any kind whatsoever, the effect of which on the financial markets of the United States, or on the marketability of the Shares of Common Stock is such as to make it, in the Underwriters sole judgment, impracticable to market such securities or enforce contracts for such securities, or (iii) if trading of the Shares has been suspended by the Commission, or if trading generally on either the American Stock Exchange or the New York Stock Exchange has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by either of said exchanges or by order of the Commission or any other governmental authority, or (iv) if a banking moratorium has been declared by any federal or state authorities, or (v) in the event of any adverse condition which make it, in the Underwriter's sole judgment, impractical to proceed with the offering contemplated hereby.

     (c) If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4.

     SECTION 11.    Notices. All notices and other communications hereunder
                    -------
shall be in writing and shall be deemed to have been duly given if delivered or sent by registered mail or transmitted by any standard form of telecommunication. Notices to the Underwriter shall be directed to Discovery Capital Group, Inc. at 7200 Aloma Avenue, Suite E, Winter Park, Florida, 32792; notices to the Company shall be directed to Crawford Equipment & Engineering Company at 436 West Landstreet Road, Orlando, Florida, 32824, with a copy to K. Michael Swann, Esquire at 280 West Canton Avenue, Suite 240, Winter Park, Florida, 32789.

     SECTION 12.    Parties. This Agreement shall inure to the benefit of and be
                    -------
binding upon the Underwriter and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Section 7 and Section 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their legal respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of the Shares shall be deemed to be a successor by reason of merely such purchase.

     SECTION 13.    Governing Law. This Agreement shall be governed by the laws
                    -------------
of the State of Florida. This Agreement shall supersede all prior agreements, whether written or oral, entered into between the parties hereto.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Underwriter and the Company in accordance with its terms.

                                        Very truly yours,

                                        CRAWFORD EQUIPMENT & ENGINEERING
                                        COMPANY, INC.

                                        By
-----------                                -------------------------------------
Date                                                                 , President


                                           -------------------------------------
                                                           , Secretary-Treasurer

Confirmed and Accepted, as
of the date first above written.

DISCOVERY CAPITAL GROUP, INC.


By
   --------------------------------